UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 25, 2013

MANTRA VENTURE GROUP LTD.
(Exact name of registrant as specified in its charter)

British Columbia	000-53461	26-0592672
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

#562 – 800 15355 24th Avenue, Surrey, British Columbia, Canada	V4A 2H9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 560-1503

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into Material Definitive Agreement

On March 13, 2013, our company entered into a letter of engagement (the “Letter of Engagement”) with BC Research Inc. (“BC Research”) pursuant to which we Engaged BC Research to design and engineer a proposed demonstration unit of Mantra’s ERC (electro-reduction of carbon dioxide) technology. The scope of work will include determining power requirements for the planned ERC unit, and producing an equipment list, a functional description of equipment and specification, electrical drawings, a drawing package for potential suppliers, and a simplified 3D model of the system. The objective of the engagement is to determine the fabrication and operating costs of the demonstration unit to within a 25% variance. It is estimated that completion of the planned work will be achieved within 15 weeks from the date of Mantra’s purchase order and payment of a CDN$30,000 retainer. Mantra will compensate BC Research based on its customary hourly rates. The total estimated cost of the work plan is CDN$137,000 (approximately USD$134,000). Mantra will retain all intellectual property resulting from the services and may elect to terminate the work at its discretion.

Concurrently with the engagement of B.C. Research, our company, through our subsidiary Mantra Energy Alternatives Ltd., has entered into a Sublease Agreement with B.C. Research Inc. dated as at February 25, 2013 for the sublease of a workshop and office space of approximately 600 square feet located in Burnaby, British Columbia. The term of the sublease will continue until March 1, 2014 at a cost of CDN$18,720 (approximately USD$18,322) payable in monthly installments of CDN$1,560

The description of the Letter of Engagement contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copy of the Letter of Engagement as attached hereto as exhibits, and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Letter of Engagement between Mantra Venture Group Ltd. and BC Research Inc. dated March 13, 2013.

10.2	Sublease Agreement with B.C. Research Inc. dated February 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANTRA VENTURE GROUP LTD.

/s/Larry Kristof
Larry Kristof
President and Director
Date: March 18, 2013